Exhibit 4.71
BETWEEN
YUNNAN MINFA HYDROELECTRIC DEVELOPMENT GROUP CO., LTD.
XIAMEN MINRUI INVESTMENT CO., LTD.
AND
FUJIAN HUABANG HYDROELECTRIC INVESTMENT CO., LTD.

SHARE TRANSFER CONTRACT

For

FUGONG COUNTY HENGDA HYDROPOWER GENERATION CO., LTD.

(ALUHE HYDROPOWER STATION&ZILENGHE HYDROPOWER STATION)

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CONTENTS

CHAPTER I DEFINITIONS	5

Article 1 Definitions	5

CHAPTER II SALE EQUITY STAKE	8

Article 2 Sale Equity Stake	8
Article 3 Share Transfer Price	8
Article 4 Conditions Precedent for the Payment of the Transfer Price	8
Article 5 Payment	10
Article 6 Taxes Payable under the Transfer of the Sale Equity Stake	13

CHAPTER III REPRESENTATIONS AND WARRANTIES BY ALL PARTIES	13

Article 7 Representations and Warranties by All Parties	13

CHAPTER IV DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY THE TRANSFERORS	14

Article 8 Disclosures, Representations and Warranties by the Transferors	14
Article 9 General Representations and Warranties by the Transferors	16
Article 10 Ownership	16
Article 11 The Company and the Hydroelectric Project	18

CHAPTER V DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY TRANSFEREE	28

Article 12 Disclosures, Representations and Warranties by Transferee	28

CHAPTER VI DELIVERY	29

Article 13 Delivery	29

CHAPTER VII DEBT ARRANGEMENT AND EMPLOYEES RELOCATION	32

Article 14 Debts Arrangement	32
Article 15 Relocation of Employees	33

CHAPTER VIII CONFIDENTIALITY	34

Article 16 Confidentiality	34

CHAPTER IX BREACH OF CONTRACT	35

Article 17 Liability for Breach of a Representation or Warranty	35
Article 18 Liability for Breach of Contract	36

CHAPTER X FORCE MAJEURE	37

Article 19 Force Majeure	37

CHAPTER XI RESOLUTION OF DISPUTES	38

Article 20 Arbitration	38
Article 21 Validity of the Arbitration Award	38
Article 22 Continuation of Rights and Obligations	38

CHAPTER XII APPLICABLE LAW	39

Article 23 Applicable Law	39

CHAPTER XIII MISCELLANEOUS	39

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SHARE TRANSFER CONTRACT
This Share Transfer Contract (hereinafter referred to as “this Contract”) is executed by the following Parties in Xiamen, China on April 14, 2010.
(1)	Party A: Fujian Huabang Hydroelectric Investment Co., Ltd. (hereinafter referred to as the “Transferee”), a wholly foreign owned enterprise registered and established in accordance with the laws of the People’s Republic of China, with its registration number of 350000400003598 and registered address at the 3rd Floor of East Building A, No.349, Guangda Road, Taijiang District, Fuzhou City, the legal representative of which is John Douglas Kuhns, whose position is chairman and nationality is the United States of America;

(2)	Party B: Yunnan Minfa Hydroelectric Development Group Co., Ltd., a limited liability company registered and established in accordance with the laws of the People’s Republic of China, with its registration number of 530000100030297 and its registered address at Room 201, 2nd Floor, No. 147, West Renmin Road, Kunming City, the legal representative of which is Zhang Zimin, whose nationality is the People’s Republic of China; and

(3)	Party C: Xiamen Minrui Investment Co., Ltd., a limited liability company registered and established in accordance with the laws of the People’s Republic of China, with its registration number of 350200200049718 and its registered address at West No. 10, Room 3A, No. 57, South Hubin Road, Siming District, Xiamen City, the legal representative of which is Mao Chengwen, whose nationality is the People’s Republic of China.
Party B and Party C are hereinafter collectively referred to as the “Transferors”. The Transferors and the Transferee are hereinafter collectively referred to as “all Parties” as well as each of the Transferors and the Transferee is hereinafter referred to as the “Party”.
WHEREAS:
(1)	Fugong County Hengda Hydroelectric Development Co., Ltd. (hereinafter referred to as the “Company”) is a company incorporated in China for the purpose of

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hydroelectric generation and hydroelectric development, which currently owns and operates the Aluhe Hydropower Station and Zilenghe Hydropower Station;
(2)	Party B owns ninety six percent (96%) of the equity stake of the Company, and can exercise all of its full rights as a shareholder;

(3)	Party C owns four percent (4%) of the equity stake of the Company, and can exercise all of its full rights as a shareholder;

(4)	Subject to the terms and conditions set out in this Contract, Party B is willing to transfer ninety six percent (96%) of the equity stake of the Company held by it, Party C is willing to transfer four percent (4%) of the equity stake of the Company held by it to the Transferee, all of which represent one hundred percent (100%) of the equity stake of the Company;

(5)	The Transferee is willing to acquire one hundred percent (100%) of the equity stake of the Company from the Transferors subject to the terms and conditions set out in this Contract.
     For this purpose, after friendly consultations, on the principles of equality and mutual benefit, all Parties to this Contract have reached the following agreement in accordance with the provisions of the Company Law of the People’s Republic of China, Contract Law of the People’s Republic of China and other relevant laws and regulations of the PRC:
Chapter I Definitions
Article 1 Definitions
Unless otherwise prescribed and stipulated, the following terms used in this Contract shall have the meanings set forth as follows:

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The “Company” refers to Fugong County Hengda Hydroelectric Development Co., Ltd., a limited liability company registered and established in accordance with the laws of PRC, with its registration number being 533323100000137, registered capital (paid-up capital) being RMB 60,000,000 and registered address at Lawu Village, Shangpa Town, Fugong County.
The “Hydroelectric Project” refers to the Aluhe Hydropower Station with the total installed capacity of 12.6 MW and the Zilenghe Hydropower Station with the total installed capacity of 24 MW which are legally owned and operated by the Company.
“Sale Equity Stake” refers to one hundred percent (100%) of the equity stake of the Company transferred by the Transferors to the Transferee.
“New Articles of Association” refers to the new Articles of Association of Fugong County Hengda Hydroelectric Development Co., Ltd. after the completion of the share transfer contemplated in this Contract, which has been approved by the Examination and Approval Authority.
The “PRC” or “China” refers to the People’s Republic of China, and insofar as this Contract is concerned, shall exclude Hong Kong, Macao and Taiwan.
“Claims” refers to claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including but not limited to attorney fees) whatsoever and howsoever arising.
“Signing Date” refers to the date on which this Share Transfer Contract is signed.
“Encumbrance” refers to any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including, without limitation:
(1)	any interest or right granted or reserved in or over or affecting the Sale Equity Stake; or

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(2)	the interest or right created or otherwise arising in or over the Sale Equity Stake under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(3)	any security over the Sale Equity Stake for the payment of a debt or any other monetary obligation or the performance of any other obligation.
“Examination and Approval Authority”, refers to the relevant PRC governmental department having the authority to examine and approve this Contract, the New Articles of Association of the Company and to grant approval for the share transfer contemplated in this Contract pursuant to the provisions for the examination and approval of projects which have investments by foreign investors in the PRC.
“Material Adverse Change” refers to:
(1)	investigations (which may cause the Company to be punished) and penalties upon the Company by relevant governmental authorities;

(2)	involvement with any litigation, arbitration or any other judicial proceedings by the Company which may have impact on the legal existence of the Company and/or the Hydroelectric Project; or

(3)	any change which may have impact on the legal existence of the Company and/or the Hydroelectric Project.
“RMB” or “Renminbi” refers to the legal currency of the PRC.
“Payment Date” refers to the date when the Transferee has fully paid the Transfer Price to the Transferors in accordance with Article 5.2 hereof.
“Transferors’ Bank Accounts” refer to, for the purpose of this Contract, the bank accounts opened separately by Party B and Party C under their respective names for receiving the Transfer Price (as defined in Article 3.1 below).

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“Delivery Completion Date” refers to the date provided by Article 13.5 hereunder.
“Third Party” refers to any natural person, legal entity, or other organization or entity, other than the parties to this Contract.
“Working Day” refers to the statutory working day provided by the State Council of the PRC.
Chapter II Sale Equity Stake
Article 2 Sale Equity Stake
Pursuant to the terms and conditions stipulated in this Contract, the Transferors agree to transfer to the Transferee and the Transferee agrees to accept from the Transferors the Sale Equity Stake being one hundred percent (100%) of the equity stake of the Company with all the rights and obligations of and attaching to the Sale Equity Stake for transfer including, without limiting the generality thereof, all the rights to receive dividends and to receive or subscribe for shares (if any) declared, paid or issued by the Company and free of any Claims or Encumbrances.
Article 3 Share Transfer Price
3.1	The Transferors and the Transferee after consultations have finally determined that the price for the Sale Equity Stake shall be agreed at RMB 65,000,000 (hereinafter referred to as the “Transfer Price”). Specifically, the amount respectively payable to the Transferors shall be as follows:

Party B: RMB62,400,000;

Party C: RMB2,600,000.
Article 4 Conditions Precedent for the Payment of the Transfer Price

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4.1	Under this Contract, the conditions precedent for the payment of the Transfer Price by the Transferee are set out as follows:
(1)	The Transferors have completed all conditions precedent set out in Appendix I to this Contract;

(2)	This Contract, the New Articles of Association and the transfer of the Sale Equity Stake in this Contract have been approved in writing by the Examination and Approval Authority, and the certificate of approval for establishment of foreign invested enterprises has been issued;

(3)	The alteration registration with the competent administration for industry and commerce for the Sale Equity Stake has been completed and the Sale Equity Stake has been registered under the name of the Transferee;

(4)	The business license for foreign invested enterprises of the Company has been issued;

(5)	The competent foreign exchange administration authority has approved the transfer of the Transfer Price from the capital account of the Transferee to the Transferors’ Bank Accounts; and

(6)	From the Signing Date to the Payment Date (as defined in Article 5.1), there has been no Material Adverse Change to the Company.
4.2	In the event that any of the conditions set out in the aforesaid Article 4.1 has not been fulfilled or satisfied, and the Transferee has not indicated its waiver of the said conditions or any one of them in writing, the Transferee shall not be obliged to pay the Transfer Price to the Transferors which shall not be deemed as breach of contract.

4.3	The Transferors and the Transferee shall use their best efforts to procure the timely approvals of this Contract, the New Articles of Association and the transfer of the Sale Equity Stake contemplated herein by the Examination and

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Approval Authority and to procure the certificate of approval for establishment of foreign invested enterprises and the business license of foreign invested enterprise.
Article 5 Payment
5.1	Prior to the signing of this Contract, the Transferee has paid a deposit in the amount of RMB25,000,000 to the Transferors, of which, RMB12,500,000 shall be served as the deposit for the Sale Equity Stake contemplated hereunder; the Transferee agrees to pay additional deposit in the amount of RMB50,000,000 to the Transferors as the deposit for the Sale Equity Stake within five (5) Working Days from the Signing Date. Thus, to acquire the Sale Equity Stake, the Transferee has paid the deposit in the total amount of RMB62,500,000 to the Transferors.

5.2	The Payment Date shall be within five (5) Working Days after all conditions precedent set out in Article 4.1 hereof have been completed. The Transferors shall refund the deposit in the amount of RMB62,500,000 to the bank account designated by the Transferee within three (3) working days from the Payment Date.

5.3	The Transferors shall, within five (5) Working Days after the Signing Date of this Contract, provide the Transferee in written form with the detailed information in relation to the Transferors’ Bank Accounts, otherwise, in the event that the Transferee cannot pay or cannot pay as scheduled the Transfer Price due to the Transferors’ failure to provide the detailed information of the Transferors’ Bank Accounts in a timely fashion, or due to the reason of the opening banks of the Transferors’ Bank Accounts, the Transferee shall not assume any liability arising therefrom.

5.4	The Transferors shall issue to the Transferee the legal documents evidencing the receipt of the Transfer Price within three (3) Working Days after receiving the Transfer Price paid by the Transferee. In the event that the Transferors fail to issue the said documents within the prescribed time limit to the Transferee,

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the Transferee shall be entitled to correspondingly delay its payment of the following payable instalment of the Transfer Price, which shall not be deemed as breach of contract. In the event that the said legal documents issued by the Transferors are not in compliance with the PRC laws and regulations which cause the Transferee and/or the Company to suffer from any damage or loss, the Transferors shall assume joint liability for the compensation on the Transferee and/or the Company.
5.5	All Parties hereby confirm that all the profit of the Company shall be enjoyed by the Transferee from the Payment Date (inclusive).

5.6	The Transferors shall remit RMB7,733,500 to the bank account designated by the Transferee within three (3) Working Days from the arrival date of the Transfer Price paid by the Transferee at the Transferors’ Bank Accounts, which shall be served as the guarantee fund (hereinafter referred to as “Guarantee Fund”) for the performance of all the obligations of the Transferors under this Contract. The guarantee duration shall commence from the arrival date of such Guarantee Fund at the bank account designated by the Transferee and terminate when all obligations provided in Article 5.7 hereof have been fulfilled by the Transferors. Upon the expiration of the Guarantee Duration, the Transferee shall remit the balance of the Guarantee Fund (if any) to the bank account designated by Transferors without paying any interests.

5.7	Under this Contract, when all the following obligations have been fulfilled by the Transferors, the Transferee shall refund the balance of the Guarantee Fund (if any) to the bank account designated by Transferors within five (5) Working Days after all such obligations have been fully fulfilled:
(1)	During the guarantee period, the Hydroelectric Project does not have any quality problem and the Transferors do not have any behaviours or situations violating any provisions of this Contract;

(2)	The Transferors shall, on their own expenses, procure the Water Drawing Permits for Aluhe Hydropower Station and Zilenghe Hydropower Station

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registered under the name of the Company, and deliver the originals of the Water Drawing Permits to the Transferee;
(3)	The Transferors shall, on their own expenses, enter into the Grid Connection and Dispatching Agreement for Aluhe Hydropower Station and Zilenghe Hydropower Station in the name of the Company with competent power grid corporation, and deliver the original of such executed Grid Connection and Dispatching Agreement to the Transferee;

(4)	The Transferors shall, on their own expenses, procure the Social Insurance Registration Certificate under the name of the Company, and deliver the original of the Social Insurance Registration Certificate to the Transferee;

(5)	The Transferors shall, on their own expenses, extend the valid duration of Yunnan Province Special Equipments Safe Use Permit (number: Q20070001) and deliver the original of the same to the Transferee; and

(6)	The Transferors shall, on their own expenses, complete the tax clearance of the Company in accordance with law before June 30, 2010 and deliver relevant supporting documents for such full payment of relevant taxes in accordance with relevant law.
The Transferors hereby jointly and severally confirm and warrant that, in the event that the Transferee and/or the Company incurs any fees or expenses or suffers from any loss or damage due to any of the above-mentioned issues, the Transferee shall be entitled to directly deduct the corresponding amount from the Guarantee Fund, which shall not be required to be refunded to the Transferors; in addition, such compensation shall not prejudice any other rights of the Transferee and/or the Company to claim for damages against the Transferors in accordance with other provisions hereof and the laws and regulations of the PRC.

5.8	The obligations of the Transferee shall be deemed as having been fully accomplished upon the remittance of the Transfer Price to the Transferors’

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Bank Accounts and the Transferee shall not take any responsibilities or obligations thereafter.
Article 6 Taxes Payable under the Transfer of the Sale Equity Stake
Any taxes or fees arising out of and payable pursuant to the fulfilment of the terms of this Contract by each of the Transferors and Transferee shall be payable by the respective Party liable for the taxes or fees under the provisions of relevant laws and regulations of PRC.
Chapter III Representations and Warranties by All Parties
Article 7 Representations and Warranties by All Parties
7.1	Prior to the signing of this Contract, the signing Party shall provide a power of attorney which authorizes its representative to sign this Contract to the other Party.

7.2	At the time of signing this Contract, the Transferors and the Transferee hereby state that the documents and information provided to the Party (ies) or their agencies (including, without limitation, the lawyers, valuers, financial advisers, etc.) prior to the Signing Date are still valid and authentic and confirm that, should discrepancies appear between the latter and the terms of this Contract, this Contract shall prevail.

7.3	The Transferors and the Transferee hereby agree that the contracts or documents pertaining to the transfer of Sale Equity Stake entered into among all Parties prior to this Contract shall lapse automatically upon this Contract coming into effect.

7.4	All Parties to this Contract agree to strive jointly in coordinating all the work pertaining to the transfer of the Sale Equity Stake, including but not limited to

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application for approvals, registration and filing for record, etc., and the expenses arising therefrom shall be borne by the Company.
7.5	All Parties hereby confirm that: in the event that the Sale Equity Stake is not successfully transferred to the Transferee due to the Transferee’s reasons, then the Transferors shall be entitled not to refund the deposit in the amount of RMB62,500,000 to the Transferee; in the event that the Sale Equity Stake is not successfully transferred to the Transferee due to the Transferors’ reasons, the Transferors shall refund twice of the deposit in the amount of RMB62,500,000 to the bank account designated by the Transferee within five (5) Working Days from the occurrence of such reason; in the event that the Sale Equity Stake is not successfully transferred to the Transferee due to the reasons of the Examination and Approval Authority, the Transferors shall refund the deposit in the amount of RMB62,500,000 to the bank account designated by the Transferee within five (5) Working Days from the occurrence of such reason.
Chapter IV Disclosures, Representations and Warranties by the Transferors
Article 8 Disclosures, Representations and Warranties by the Transferors
The Transferors hereby jointly and severally represent and warrant to the Transferee that:
8.1	All information and facts relating to the Company that is in the possession of the Transferors or is known to any of the Transferors which will have a substantive effect on the Transferors’ abilities to fulfil any of their obligations in this Contract or when disclosed to the Transferee shall have a substantive effect on the willingness of the Transferee to sign and fulfil its obligations under this Contract, have been disclosed to the Transferee and the information provided by the Transferors to the Transferee does not contain any representation that is untrue or misleading.

8.2	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferors that will

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materially affect their abilities to sign this Contract or fulfil their obligations under this Contract.
8.3	Up to the Signing Date, the Transferors have informed the whole matter of the transfer of the Sale Equity Stake to all Third Parties relating to the Sale Equity Stake, the Company and the Hydroelectric Project; in case of requiring the consent of such Third Party, the Transferors have procured the written consent from the Third Party.

8.4	The Transferors hereby undertake that none of them will take any action after the Signing Date that will cause any adverse impact on the Company/Hydroelectric Project.

8.5	Regarding the documents and information provided by the Transferors to the Transferee and/or the Transferee’s agencies (including, without limitation, the lawyers, valuers, financial advisers, etc.) prior to the Signing Date, the Transferors hereby undertake that:
8.5.1	all copies made from original documents are true and complete and that such original documents are authentic and complete;

8.5.2	all documents supplied to the Transferee and/or the Transferee’s agencies as originals are authentic and complete;

8.5.3	all signatures (stamps) appearing on documents supplied to the Transferee and/or the Transferee’s agencies as originals or copies of originals are genuine; and

8.5.4	The Transferors have drawn to the attention of the Transferee and/or the Transferee’s agencies all matters that are material for the Transferee to proceed with the transaction as contemplated in this Contract.

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8.6	The Transferors shall, at any moment upon the request by Transferee, on their own expenses, carry out and/or conduct in a way which is satisfactory to the Transferee, or to impel the Third Party to carry out and/or conduct in a way which is satisfactory to the Transferee, any action and/or document which the Transferee reasonably deems requisite, in order to realize the full effectiveness and implementation of this Contract, provided that the aforesaid requests shall be fair and reasonable and in compliance with relevant laws, administrative regulations and rules.
Article 9 General Representations and Warranties by the Transferors
9.1	Party B and Party C are legal entities that have been duly established according to the laws and regulations of China and they are validly and legally in existence and also operating normally in accordance with the laws and regulations of China. Signing this Contract and fulfilling all of their obligations stipulated herein by Party B and Party C shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Party B or Party C is a party to or is bound by.
Article 10 Ownership
10.1	The Transferors jointly and separately undertake and warrant that: the Transferors are the legal owners of the Sale Equity Stake and have full authority and right to transfer the Sale Equity Stake to the Transferee and the Sale Equity Stake does not involve any state-owned assets and interests. In case that the Transferee and/or Company suffer from any loss or damage due to the involvement of any state-owned assets and interests in the Sale Equity Stake, the Transferors shall assume the joint liability and fully compensate the Transferee and/or the Company.

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10.2	The Transferors jointly and severally undertake and warrant that: up to the Delivery Completion Date (inclusive), the Sale Equity Stake is not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of Third Party rights); and there is no interest present and no agreement or undertaking in existence that may result in or create any Claim or Encumbrance on the Sale Equity Stake (including but not limited to the aforesaid option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights and interest).

10.3	The Transferors jointly and severally undertake and warrant that: all obligations as the shareholders of the Company which shall be assumed by the Transferors for the benefit of the Company and the Third Party have been fully fulfilled by the Transferors. Any Third Party or any level of the governmental authorities of the PRC shall not, due to the Transferors’ failure to fulfil their due obligations as the shareholders of the Company, claim for rights against the Company or the Transferee or adopt administrative acts which are unfavourable to the Company or the Transferee, including but not limited to imposing fine, revoking the business license, requiring to make supplemental payment for the taxes or compelling to stop production, etc.

10.4	The Transferors jointly and severally undertake and warrant that: no lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against any party of the Transferors that will materially affect the Transferors’ abilities to sign this Contract or fulfil the Transferors’ obligations under this Contract.

10.5	The Transferors jointly and severally undertake and warrant to provide all relevant materials which should be provided by the Transferors and are requisite for procuring the written approvals to this Contract, New Articles of Association, the transfer of the Sale Equity Stake stipulated in this Contract from the Examination and Approval Authority, certificate of approval for establishment of foreign invested enterprises, and business license for foreign invested enterprises of the Company, and conducting the alteration registration

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of the Sale Equity Stake under the name of the Transferee with the competent administration of industry and commerce.
10.6	In the event that the Transferee fails to procure the approvals issued by the Examination and Approval Authority within the time limit prescribed in Article 12.4 hereof due to the reasons of the Examination and Approval Authority, the Transferors agree to give thirty-day grace period so as to enable the completion of the approval with the Examination and Approval Authority by the Transferee.
Article 11 The Company and the Hydroelectric Project
The Transferors hereby jointly and severally represent and warrant to the Transferee that:
11.1	The Company is a legal entity that has been duly established according to the laws of PRC and it is validly and legally in existence and also operating normally in accordance with the laws and regulations of PRC.

11.2	The registered capital of this Company has been fully paid up on schedule. The Transferors have completed their full obligations to contribute, and have procured valid verifications for their contributions according to PRC laws. There is no withdrawal of the registered capital by the Transferors.

11.3	The Company is the legal owner of the Hydroelectric Project, and has the full and complete ownership, operation right and right to profit over the Hydroelectric Project.

11.4	The development, construction and operation of the Hydroelectric Project have been duly granted by relevant governmental authorities all requisite approvals and are fully complied with the PRC laws and regulations and the approvals and permits of relevant governmental authorities, in no violation of PRC laws and regulations and approvals and permits of relevant governmental authorities, without any condition that leads to or may leads to the revocation or withdrawing of such approvals and permits. In the event that Transferee

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and/or the Company suffer from any damage or loss arising out of any violation and /or revocation and/or withdrawing, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Company.
11.5	Up to the Delivery Completion Date, every aspect of the Hydroelectric Project, including but not limited to the hydrology, geology, water flow, water diversion canal, water retaining dam, hydroelectric generator units and the affiliated facilitates, pressure pipes, pressure forebay, power generation workshop, step-up substation, etc., is complied with the requirements of power generation under normal situations and is free from any defect or any other problem provided of the loss due to normal operation and usage. In the event that Transferee and/or the Company suffer from any damage or loss arising out of any defect or any other problem which already existed before the Delivery Completion Date, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Company.

11.6	Up to the Delivery Completion Date, the Company has never suffered and is not currently suffering from any administrative investigations, prosecutions, arbitrations, disputes, claims or other proceedings (ongoing, pending or threatened), nor the Company has been punished or the Transferors can foresee any punishment to be made by any administrative authorities of the PRC for the issues already existed before the share transfer. Up to the Delivery Completion Date, the Transferors have fully disclosed to the Transferee all information in respect of environmental protection, water and soil preservation, flood prevention plan, utilization of land (woodland), wood cutting, power generation, fire-prevention and work safety, etc. In addition, the Transferors hereby separately and jointly warrant that all fees (including, without limitation, water resources fees, land requisition and compensation fees, water and soil preservation facility compensation fees, etc.), charges, penalties and expenses payable to or being required to pay to any PRC governmental authority have been paid in full, and, as of the Delivery Completion Date, there is no arrears of such fees, charges, penalties and expenses, nor is there any arrears of costs and/or expenses being required by any PRC governmental authority to be paid for any purpose of correcting defects and/or inappropriate

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actions of the Company. In the event that the Transferee and/or the Company suffer from any penalty, damage, loss, etc. due to any such administrative investigations, prosecutions, arbitrations, disputes, claims, penalties and/or other proceedings which existed before the Delivery Completion Date, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Company.
11.7	The Company legally owns all requisite real estate (including but not limited to land, buildings, water retaining dam, water diversion canal, pressure pipes, pressure forebay, booster station, power transmission lines, structures and affiliated facilities) and moveable assets (including but not limited to machineries, equipments, vehicles, furniture and office supplies), and such real estate and movable assets shall be not less than those real estate and movable assets listed out in Appendix IV to this Contract. The Company does not provide any other security (including but not limited to mortgage, pledge and lien) or other restrictions on the real estate and movable assets, except for those listed out in Appendix III to this Contract. Up to the Delivery Completion Date, all material aspects of the buildings, structures, machineries and equipments, vehicles and other assets owned by the Company are in good, secure and operational conditions (excluding the reasonable usage damage), which are anticipated not to need to be repaired (excluding the daily requisite repairs), replaced or supplemented within twelve (12) months after the Signing Date due to the issues before the Delivery Completion Date. The Transferors warrant and undertake that commencing from the Signing Date, the above real estate and movable assets will not suffer from any loss or damage resulting from the actions of the Transferors or any Third Party. In case of any loss or damage suffered by the real estate and movable assets due to the above mentioned causes, the Transferors shall assume the joint liability and fully compensate Transferee and/or the Company.

11.8	The production, operation, construction and business of the Company are fully complied with all the relevant PRC laws and regulations, including but not limited to those laws and regulations in relation to hydropower generation, environmental protection, water and soil preservation, flood prevention plan,

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design and construction of water resource project, invitation and submission of bids, utilization of woodland, wood cutting, fire-prevention, work safety and relocation. The Transferors warrant that the environmental protection authorities, water resource authorities, power regulatory authorities, construction authorities, forestry authorities, fire-prevention authorities, planning authorities, safe production authorities, development and reform authorities and other governmental authorities will not punish the Company for the problems of environmental protection, water and soil preservation, water fetching, flood prevention planning, design and construction of water resources projects, invitation and submission of bids, power generation, utilization of woodland, wood cutting, fire-prevention, work safety and relocation, etc. which already existed before the Delivery Completion Date. In the event that the Company suffers from any loss or damage due to the punishment by local government, environmental protection authority, water resources authority, electricity regulatory authority, forest authority, construction authority, fire-prevention authority, planning authority, work safety authority, development and reform authorities or other governmental authorities, the Transferors shall fully compensate the Transferee and/or the Company so as to hold the Transferee and/or the Company harmless.
11.9	The fire-prevention design of all construction projects of the Company are complied with all relevant PRC laws and regulations and national fire-prevention standards.

11.10	Prior to the signing of this Contract, the Transferors have already disclosed all information of the bank loans of the Company. As of the Payment Date, such information is still complete, liable, accurate and true. As of the Signing Date, all bank loans of the Company have been indicated in Appendix II to this Contract and as of the Delivery Completion date, all due principal and interests of the debts set out in Appendix II hereto have been fully paid off. The Transferors shall assume joint liabilities for any undisclosed debts of the Company and any unpaid due principal and interests so as to hold the Transferee and/or the Company harmless.

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11.11	The Company can legally own the land use right and building ownership for all the land and buildings currently occupied and used by the Company, and could not be involved in any legal action, arbitration, penalty or suffer from any other damage or loss due to the land and/or building issues. In the event that the Transferee and/the Company suffer from any penalty, damage or loss, etc. due to the use of land or building, the Transferors shall assume the joint liability to fully compensate Transferee and/or the Company.

11.12	The land use right (granted) currently occupied and procured by the Company with the State-owned Land Use Right Certificates (the serial numbers of which are: Fu Guo Yong [2010] No. 000007, Fu Guo Yong [2010] No. 000024) has covered all the land needed by the Company and the Hydroelectric Project, and the procurement of such land use right has been fully in compliance with the regulations of PRC laws and regulations, and relevant fees and taxes (including but not limited to requisition compensation fees and land grant premium) have been fully paid off in accordance with law. In the event that the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such land, the Transferor shall assume joint liability and fully compensate the Transferee and/or the Company.

11.13	When relevant governmental authorities begin to carry out the business of Building Ownership Certificate, the Transferors shall, on their own expenses, procure the Building Ownership Certificates for all buildings of the Hydroelectric Project registered under the name of the Company and deliver the originals of the same to the Transferee.

11.14	As of the Delivery Completion Date, the Company does not, neither as lessee nor as lessor, lease any moveable assets and real estate such as land, buildings equipments and facilities, etc.

11.15	The selection of the entities for the project survey and design, construction, substantial equipments and materials purchases and project supervisor have been in compliance with the regulations of all RPC laws and regulations without any violation, and the competent water resource authority will not impose any administrative penalty on the Transferee and/or the Company due

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to such selection. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such selection of the entities for the project survey and design, construction, substantial equipments and materials purchases and project supervisor, the Transferors shall assume the joint liability to fully compensate the Transferee and/or the Company.
11.16	During the period between the Signing Date and the Delivery Completion Date (inclusive), the Transferors shall normally operate and manage the Company and warrant that there will not be any Material Adverse Change of the operation, business and conditions of the Company.

11.17	As of the Delivery Completion Date, the Company does not have any equity investment or other investment in any other companies, enterprises, and other economic organizations, etc. In the event that the Company suffers from any damage or loss due to such undisclosed equity investment or other investments, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Company.

11.18	As of the Delivery Completion Date, other than those securities set out in Appendix III to this Contract, the Company’s assets and rights are free from any other security (including but not limited to mortgage, pledge and lien) or any other restrictions, neither has the Company provided any security (including but not limited to mortgage, pledge and guarantee, etc.) for any other companies, enterprises, economic entities or any individuals. In the event that the Company suffers from any damage or loss due to such undisclosed securities, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Company

11.19	As of the Delivery Completion Date, the electricity fees collection right of the Company is free from any pledge or other restrictions. In the event that the Transferee and/or the Company suffer from any damage or loss sue to such pledge or restriction, the Transferors shall assume joint liability and fully compensate the Transferee and/or the Company

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11.20	The Company has completed relevant taxation registration effectively and obtained valid taxation registration certificates, and conducted relevant taxation declaration in accordance with PRC laws, with all contents declared being real and complete. As of June 30, 2010, the Company has fully paid up all taxes required by the PRC laws and regulations, including but not limited to enterprise income tax, value-added tax, urban construction tax and educational surcharges. The Transferors shall assume joint liabilities for any unpaid tax and fine to the Transferee and/or the Company so as to hold the Transferee and/or the Company harmless.

11.21	All construction projects (whether finished or under construction) of the Company have obtained all requisite governmental approvals and permits and are strictly complied with and without any violation of the approvals and permits issued by relevant governmental authorities. In the event that the Company is punished or suffers from any damage or loss after the completion of the share transfer by any governmental authority because of any above issue, the Transferors shall assume joint liabilities and fully compensate the Company and/or the Transferee.

11.22	The effectiveness of this Contract will not cause any Third Party to terminate the contracts or agreements which are concluded with the Company prior to the effective date (inclusive) of this Contract which are still effective on the effective date of this Contract, and will not create any security or restriction in any other form favourable to the Third Party on the assets and/or rights of the Company.

11.23	The effectiveness of this Contract will not cause any adverse effect on the development, operation and assets of the Hydroelectric Project owned by the Company, neither can or will cause the loss of the development right, operation right, ownership right and right to profit of the Hydroelectric Project, which has been obtained by the Company before the effective date of this Contract (inclusive).

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11.24	The originals of all the material contacts (including, without limitation, the contracts and relevant supplemental agreements concerning project development, investment cooperation, land requisition, land compensation, woodland compensation, land lease, loan, security, counter security, insurance, design, construction, procurement, project supervisor, purchase, sales of certified emission reductions, grid connection and dispatching agreement, power purchase and sale contracts and relevant supplemental agreements, etc. ) concluded by the Company prior to the Signing Date of this Contract (inclusive) have been preserved by the Company in complete form and there have been no violations thereof, and as far as the Transferors know, there does not exist any condition which may lead to the violation by the Company. In case of such circumstances, the Transferors have disclosed to the Transferee in written form.

11.25	The Company’s production technology and procedures are in full compliance with relevant PRC laws, standards and norms, and there are no illegal actions of infringing upon intellectual property rights of others, such as patent, know-how, etc. In the event that the Company suffers from any punishment, damage or loss due to any above issue, the Transferors shall assume joint liabilities and fully compensate the Company and/or Transferee.

11.26	Labour Contracts between the Company and the employees who are still employed by the Company upon the Signing Date of this Contract have been legally and validly concluded. The various social insurance premiums, which shall be paid for the employees according to relevant PRC laws and regulations, have been fully and timely paid up, and the Company has not delayed any payment of the employees’ social insurance premiums, salaries, and other welfares provided in PRC laws and the Company’s internal regulations. As of the Delivery Completion Date, the Company is free from any problem which may lead the employees to initiate labour arbitrations or lawsuits against the Company. In the event that the Company and/or Transferee suffer from any punishment, loss or damage due to the aforesaid reasons, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Company.

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11.27	As of the Signing Date, relevant coordination fees, compensation fees and other liabilities and obligations, which are payable and assumed by the Company to any Third Party in accordance with relevant agreements for the purpose of the construction, land occupation and other issues of the Hydroelectric Project, have been fully paid off or implemented, and relevant originals of the payment evidences and implementation supporting documents have been delivered to the Transferee. After the Signing Date, in the event that the Company and/or the Transferee suffer from any loss or damage due to the aforesaid reasons, the Transferors shall be jointly liable for the full compensation on Transferee and/or the Company.

11.28	The Company and/or the Transferee will not suffer from any damage or loss as a result of being involved of any legal action, arbitration, claim, etc. initiated by Carbon Asset Management Sweden AB due to the Company’s termination and/or non-performance and/or failure to perform the Certified Emission Reduction Purchase and Sale Agreement for the Aluhe Hydropower Station with the installed capacity of 12.6 MW entered into between the Company and Carbon Asset Management Sweden AB on March 25, 2007 and/or the Certified Emission Reduction Purchase and Sale Agreement for the Zilenghe Hydropower Station with the installed capacity of 24 MW entered into between the Company and Carbon Asset Management Sweden AB. In the event that the Company and/or Transferee suffer from any loss or damage due to the aforesaid reason, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Company. All Parties hereby confirm that all revenues generated from the Certified Emission Reduction Purchase and Sale Agreement shall be owned by the Transferors.

11.29	Due to the reasonable needs of its production and operation, the Company has taken out requisite insurances which are usually purchased by other companies in the same industry, with all the insurance policies are valid, all the mature insurance premiums have been paid up, and all the other key conditions have been fully fulfilled and complied with. As of the Delivery Completion Date, there are no conditions which have lead or may lead the aforesaid insurance

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policies to be invalid. The aforesaid insurance policies are free from restrictions from any special or unusual articles. As of the Delivery Completion Date, there are no situations in which the Company may claim for compensations from the insurer according to the aforesaid insurance policies.
11.30	All the accounts, books, ledgers and financial records of the Company have been formulated in accordance with the accounting procedures and rules provided by PRC accounting system, and have been fully, properly and accurately recorded and completed, which do not involve any material mistake and deviation, and truly and precisely reflect all transactions relating to the Company and show the financial, contractual and other business conditions of the Company during every financial term.

11.31	Any representation and warranty made by the Transferors remain valid within twenty-four months after the Delivery Completion Date.

11.32	In the event that the Transferors violate any representation or warranty hereof and the Transferee incurs any damage or loss therefrom, the Transferee shall be entitled to directly deduct relevant amount from the Guarantee Fund, the Transferors shall not request the Transferee to refund such deducted amount and the such compensation shall not prejudice any right enjoyed by the Company and/or the Transferee against the Transferors under the PRC laws and regulations and other provisions of this Contract.

11.33	The Transferors undertake that they will use their best efforts to procure the confirmation letter issued by Agricultural Bank of China, Kunming City Panjiawan Sub-branch, confirming a) the bank has received the notice regarding the transfer of the Sale Equity Stake and agreed on such transfer; b) the bank will not request the Company to repay the loan in advance; c) the credit rating of the Company shall not be degraded due to the deferred payment of the loan in the amount of RMB4,000 which was already due on January 18, 2010.

11.34	The Transferors undertake that their will use their best efforts to procure the confirmation letter issued by the Agricultural Bank of China, Fugong County

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Sub-branch, confirming a) the bank has received the notice regarding the transfer of the Sale Equity Stake and agreed on such transfer; b) the bank will not request the Company to repay the loan in advance.
Chapter V Disclosures, Representations and Warranties by Transferee
Article 12 Disclosures, Representations and Warranties by Transferee
The Transferee hereby represents and warrants to the Transferors that:
12.1	The Transferee is a limited liability company that has been duly established, validly and legally in existence and also operated normally in accordance with the laws and regulations of PRC.

12.2	The Transferee in signing this Contract and fulfilling all of its obligations stipulated herein shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations of Transferee’s Articles of Association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that Transferee is a party to or is bound by.

12.3	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Transferee that will materially affect its ability to sign this Contract or fulfil its obligations under this Contract.

12.4	The Transferee undertakes that it will do its best to procure the approvals issued by the Examination and Approval Authority requisite for the transfer of the Sale Equity Stake contemplated under this Contract prior to May 25, 2010.

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Chapter VI Delivery
Article 13 Delivery
13.1	After the Signing Date, the Transferors and the Transferee shall immediately organize a Delivery Team to make preparations for the delivery of the Company and the Hydroelectric Project.

13.2	During the term from the Signing Date to the Delivery Completion Date:
(1)	The Transferors shall continue to operate the Company in general and usual way; the Transferors shall not (or shall not agree to) require the Company to make any payment to any Third Party, however, excluding the payment which needs to be made for the general operation purpose and the determined expenditure programme (in the event that such payment exceeds RMB 50,000, it shall be subject to the prior written consent of the Transferee); the Transferors shall not terminate any agreements or arrangements which have significant value to the Company, or give up any rights which have significant value;

(2)	In the event that the Company intends to enter into any contract, agreement or memorandum, etc., of which the price, value, liability or debt (including contingent debt) exceeds the amount of RMB 50,000, the prior written consent from the Transferee must be procured;

(3)	Without the prior written consent of the Transferee, the Transferors shall not make any material amendments to the financing, loan or security arrangements of the Company;

(4)	The Transferors shall take all reasonable actions to preserve and protect the assets of the Company; and shall not create any pledge, mortgage and other type of securities on the assets of the Company, or provide guarantee or other security to any Third Party in the name of the Company;

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(5)	The Transferors shall not, on behalf of the Company, settle, release or terminate any material lawsuits, arbitrations or other legal proceedings, or any material legal liabilities and claims, or give up the rights relating to the foregoing;

(6)	The Transferors shall not release or write off any debt owed by the debtor specified in the accounting books of the Company;

(7)	The Transferors shall ensure the Company will not enter into any cooperation, joint venture or other forms of outward equity investment or debt investment arrangements;

(8)	In case of any Material Adverse Change or other conditions which may cause the representations, warranties or undertakings made by the Transferors to be false, inaccurate, unrealizable or misleading, the Transferors shall inform the Transferee in written form within twenty-four (24) hours and provide reasonable and detailed information and explanation; and

(9)	The Transferors and/or the Company will not take any actions which may violate the provisions of this Contract or may influence the fulfilment of the obligations hereunder or the transfer of the Sale Equity Stake contemplated herein.
13.3	The Transferors shall warrant making a full and complete delivery and the Company’s movable assets and real estate delivered to the Transferee shall not be decreased or damaged comparing with those listed in Appendix IV to this Contract. Otherwise, the Transferors shall compensate the Transferee and/or the Company in full.
13.4	The delivery includes but not limited to:
(1)	The production, operation and management of the Company and the Hydroelectric Project;

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(2)	Delivery of financial affairs;

(3)	The Company’s seals, such as the official seal, financial seal and contract seal, etc. shall be delivered to the Transferee;

(4)	The originals of the accounts opening documents and seals for all the bank accounts of the Company shall be delivered to the Transferee;

(5)	The Transferors and the Transferee shall check and verify all the assets (including but not limited to the real estate and movable assets) of the Company in accordance with the real estate and movable assets list of Appendix IV, make a list of the Company’s assets, and complete the delivery with the representatives of both the Transferor and the Transferee signed and confirmed on site; during the checking and verifying of the assets, the Transferor shall compensate for the damaged assets by reference to the assessed value;

(6)	Originals of all approvals, certificates, licences, customer information and other materials shall be delivered to the Transferee, which shall be no less than those materials set out in the materials list delivered to and confirmed by the Transferee as provided in Appendix I;

(7)	Originals of all the project drawings, contracts and agreements (including but not limited to grid connection and dispatching agreement, power purchase and sale contract, project contract, equipment contract, installation contract, project supervisor contract, materials contract, loan contract and mortgage contract) and other files shall be delivered to the Transferee;

(8)	Originals of all the financial accounting books, financial vouchers and the fiscal files shall be delivered to the Transferee;

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(9)	The Transferors shall deliver the specific technologies of the parties to the Hydroelectric Project contracts, such as the parties of construction, equipment manufacture, design, supervision, quality examination, etc. to the Transferee; and

(10)	The delivery of other materials and files of the Company.
13.5	The delivery shall be completed within five (5) Working Days after the Payment Date, the completion of which shall be confirmed in writing by the Transferee. The Delivery Completion Date shall be the issuance date of the written confirmation by the Transferee.

13.6	After the completion of the delivery, as for the reasonable request of further delivery by the Transferee in writing, the Transferors shall cooperate actively.

13.7	The Transferors shall make sure the continuity, stability and safety of the production and operation of the Company during the process of the delivery.

13.8	The Transferors shall fully cooperate so as to complete the delivery. In the event that the Transferee or the Company after the transfer of the Sale Equity Stake suffers from any damage due to the Transferors’ non-cooperation, the Transferors shall be jointly liable for the compensation in accordance with law.
Chapter VII Debt Arrangement and Employees Relocation
Article 14 Debts Arrangement
14.1	All Parties confirm that as of the Delivery Completion Date, the banking debts of the Company shall be in the total amount of RMB 118,000,000, and the Company will continue to undertake such loans after the completion of the transfer of the Sale Equity Stake. All creditor’s right and other debts incurred prior to the Delivery Completion Date shall be enjoyed and assumed by the

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Transferors and the Transferee and/or the Company shall not be liable unless otherwise agreed by the Parties.

14.2	After the completion of the transfer of the Sale Equity Stake, except for the banking debts in the amount of RMB 118,000,000 listed out in Article 14.1 above, the Transferee shall not assume any other liabilities to the other banking debts of the Company incurred before the Delivery Completion Date. In the event that the Company and/or the Transferee suffer from any damage or loss due to such debts, the Transferors shall assume the joint liability to fully compensate the Company and/or Transferee.
Article 15 Relocation of Employees
15.1	Upon the completion of the transfer of the Sale Equity Stake, the Transferee shall be entitled to choose to employ excellent employees from the current employees of the Company. The terms and conditions of their employment shall be determined by reference to the standards applied in the other domestic project companies currently owned by the Transferee in principle and implemented in accordance with the Labour Law of the PRC, the Labour Contract Law of the PRC and its implementation regulations and other relevant PRC laws and regulations. The Company shall execute new labor contracts with the employees and the Transferors shall be responsible for the relocation of those employees who are not re-employed by the Company.

15.2	The Transferors undertake and warrant that they will properly relocate the employees who are fired or not re-employed by the Company and shall ensure that such employees will not make any trouble against the Company, nor will apply for arbitration, bring lawsuit or any other administrative or judicial proceedings against the Company. The Transferors shall make sure that the Company will not be punished by any competent governmental authority or incur any other adverse effect due to the relocation of the aforesaid employees.

15.3	The Transferors undertake and warrant that all compensation, indemnity, costs and any other expenses in connection with the relocation of the employees of the Company shall be assumed by the Transferors themselves. In the event that

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the Company and/or the Transferee suffer from any damage or loss, the Transferors shall be jointly liable for the full compensation on the Company and/or the Transferee.
Chapter VIII Confidentiality
Article 16 Confidentiality
16.1	Unless otherwise provided for in another relevant confidentiality agreement, with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Contract pertaining to their respective businesses, or financial situations and other confidential matters, all Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:
16.1.1	Keep the aforesaid Confidential Information confidential;

16.1.2	Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, none of the Parties to this Contract shall disclose the Confidential Information to any Third Party or any entity.
16.2	The provisions of the aforesaid Article 16.1 shall not apply to Confidential Information:
16.2.1	which was available to the receiving Party from the written records made by the receiving Party and was approved to be known by the receiving Party by the written records before the disclosing Party disclosed the information to the receiving Party;

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16.2.2	which has become public information by means not attributable to any breach by the receiving Party;

16.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation to the said Confidential Information.
16.3	As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set out in this Chapter VIII shall remain binding on it.
Chapter IX Breach of Contract
Article 17 Liability for Breach of a Representation or Warranty
17.1	If any representation or warranty made by any Party to this Contract is found to be an error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Contract by any Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any respect, the non-breaching Party shall be entitled to require the Party (ies) in breach for full compensation for any loss, damage, cost or expense arising from the erroneous, misleading or untrue representation or warranty of the Party (ies) in breach or arising from any other breach of any representation and warranty given by the Party (ies) in breach.

17.2	Each representation and warranty set out in this Contract is to be construed independently.

17.3	For the avoidance of doubt, the Transferors hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of representation or warranty.

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Article 18 Liability for Breach of Contract
18.1	In the event of a breach committed by any Party to this Contract, the said defaulting Party shall be liable to the other Party (ies) for the losses and damages or any other liabilities arising out of that defaulting Party’s breach of contract in accordance with the provisions of this Contract and the laws and regulations of PRC. In the event all Parties commit the breach of contract, one Party shall assume the liability to compensate the loss or damage or other obligations for the other Parties respectively.

18.2	In the event that the undisclosed issues by Transferors prior to the signing of this Contract which may influence the legal existence of the Company and the Hydroelectric Project, actually influence the legal existence of the Company or the Hydroelectric Project after the share transfer hereunder, the Transferee is entitled to the termination of this Contract and to require the Transferors to fully pay back the Transfer Price which has already paid by the Transferee and three percent (3%) of the Transfer Price as liquidated damages; in addition, the Transferee is entitled to resort to other claims in accordance with the PRC laws.

18.3	Any violation of the obligations, representations and warranties under this Contract by any Party of the Transferors and Transferee shall constitute a breach of contract, and the defaulting Party (ies) shall assume the liability to compensate all the losses due to the breach of contract to the other Party.

18.4	Any delayed performance of the obligations, representations and warranties under this Contract by any Party of the Transferors or Transferee shall constitute a breach of contract; however, the delayed performance or non-performance due to the other Party’s advance performance obligation shall not constitute a breach of contract.

The defaulting Party with delay in performance of the Contract shall pay the liquidated damages per day in the amount of the Transfer Price multiplied by the one-year bank loan rate announced by the People’s Bank of China to the

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non-defaulting Party (ies); in the event that the defaulting Party delays to perform the Contract over thirty (30) Business Days, the non-defaulting Party (ies) is entitled to terminate the Contract, and to require the defaulting Party to pay one percent (1%) of the Transfer Price as liquidated damages. The procurement of the liquidated damages shall not prejudice the non-defaulting Party (ies) right to claim for other legal remedies in accordance with other provisions of this Contract and the PRC laws and regulations.
18.5	For the avoidance of doubt, Transferors hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of this Contract committed by any of Transferors.
Chapter X Force Majeure
Article 19 Force Majeure
19.1	“Force Majeure” refers to earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of PRC.

19.2	In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set out in this Contract to which the affected party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not be liable for any losses and damages or any other liabilities arising out of a breach of contract as provided for in this Contract for the duration of the Force Majeure.

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19.3	The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party (ies) in writing, and within seven (7) days thereafter, it shall provide sufficient evidence issued by the notary organization of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.
Chapter XI Resolution of Disputes
Article 20 Arbitration
20.1	Any dispute arising out of or in connection with this Contract between the Parties to this Contract shall firstly be resolved through friendly consultation. In the event that thirty (30) days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to China International Economic and Trade Arbitration Commission South China Sub-Commission for arbitration in accordance with its prevailing valid arbitration rules. The place for arbitration shall be in Shenzhen.

20.2	The arbitration tribunal shall consist of three (3) arbitrators and the arbitrators shall be proficient in both English and Chinese Languages.
Article 21 Validity of the Arbitration Award
The arbitration award shall be final and shall be binding on all Parties to this Contract. All Parties to this Contract agree to be bound by the said award, and to act according to the terms of the said award.
Article 22 Continuation of Rights and Obligations

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After a dispute has arisen and during its arbitration process, other than the disputed matter, all Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to fulfil their other respective obligations stipulated in this Contract.
Chapter XII Applicable Law
Article 23 Applicable Law
The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes arising out of or in connection with this Contract shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Contract, reference shall be made to general international business practice.
Chapter XIII Miscellaneous
Article 24 Waiver
The non-exercise or delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.
Article 25 Transfer
Unless otherwise described and prescribed in this Contract, without the prior written consents from the other Parties or the written approvals from the Examination and Approval Authority as required by laws, none of the Parties to this Contract shall transfer or assign that Party’s entitlement or obligations as stipulated in this Contract.

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Article 26 Amendment
26.1	This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

26.2	This Contract may not be amended verbally. Only both of the written document signed by all Parties indicating their consent to such amendment and the written approval of the Examination and Approval Authority, shall any amendment to this Contract become effective.
Article 27 Severability
The invalidity of any term in this Contract shall not affect the validity of the other terms in this Contract.
Article 28 Language
This Contract is written in both the Chinese Language and the English Language. In case of any inconsistency between the Chinese Language and the English Language, the Chinese Language shall prevail.
Article 29 Validity of the Text and Appendices
29.1	This Contract, being executed by all Parties, shall become effective on the approval date by the Examination and Approval Authority. The Chinese text of this Contract shall be signed in six (6) sets of original. Each Party shall each hold one (1) set of original, and one (1) set of original each shall be sent to the Examination and Approval Authority and other governmental authorities as required. The remaining originals shall be filed and kept by the Company.

29.2	The English text of this Contract shall be signed in six (6) sets of original and one (1) set of original each shall be sent to the Examination and Approval

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Authority and other governmental authorities as required. The remaining originals shall be filed and kept by the Company.
29.3	The Appendices to this Contract shall form an integral part of this Contract, and shall have the same effect as this Contract.
Article 30 Notification
30.1	Unless otherwise specified and prescribed, any Party issuing any notification or written communication to the other Party (ies) according to the provisions of this Contract shall have them written in the Chinese and English Language and shall send them as a letter by a courier service company or by facsimile. Letters sent by a courier service company will require a confirmation to be given seven (7) Working Days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Contract shall be deemed to be effective on the date of receipt. If they are sent by facsimile, the date of receipt shall be deemed to be three (3) Working Days after transmission, subject to a facsimile confirmation report evidencing this.

30.2	All notifications and communications shall be sent to the following addresses, until such time when the other Party (ies) issues a written notice of any change to its address:

Transferee’s Address: 25B, New Poly Plaza, No.1 Chaoyangmen North St., Dongcheng District, Beijing

Telephone Number:	010-6492 8483
Facsimile Number:	010-6496 1540
Addressee:	Jin Lei
The Address appointed by Transferors together: 8th Floor, Minnan Plaza, Hubin South Road, Xiamen City

Telephone Number:	0592-5831088
Facsimile Number:	0592-5831299

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Addressee:	Mao Chengwen
Article 31 The Entire Agreement
This Contract constitutes the entire agreement of all Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements among all Parties to this Contract in respect of the transaction of this Contract.
(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the duly authorised representatives of Party A, Party B and Party C have signed this Contract on the date first above written.

Party A:	Fujian Huabang Hydroelectric Investment Co., Ltd. (Stamp)
Authorized Representative (Signature): /s/ James Li
                                                                /s/ Gan Wu

Party B:	Yunnan Minfa Hydroelectric Development Group Co., Ltd. (Stamp)
Authorized Representative (Signature): /s/ Zhang Zimin

Party C:	Xiamen Minrui Investment Co., Ltd. (Stamp)
Authorized Representative (Signature): /s/ Zhang Zimin

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Appendix I Conditions Precedent
Conditions Precedent
The Transferors hereby jointly and severally confirm and warrant that they shall, on their own expenses, complete all of the following conditions precedent:
(1)	To procure the confirmation letter issued by Agricultural Bank of China, Kunming City Panjiawan Sub-branch, confirming that it has consented to the deferred payment of the loan in the principal amount of RMB4,000,000 which was due on January 18, 2010 to the end of 2010, or to pay off such loan to Agricultural Bank of China, Kunming City Panjiawan Sub-branch;

(2)	To enter into the extension agreement on the Power Purchase and Sale Contract on Outbound Transmission to Provincial Grid Output (purchaser’s contract number: Yun Dian Nu Ying Gou Shou Dian He Tong [2009] No.17/Power Wheeling Party Contract number: YH2009003) with Yunnan Grid Corporation Nujiang Power Supply Bureau and Yunnan Nujiang Power Grid Co., Ltd. and to enter into the extension agreement on the Power Purchase and Sale Contract (contract number 2009003); or procure the confirmation letter respectively issued by Yunnan Grid Corporation Nujiang Power Supply Bureau and Yunnan Nujiang Power Grid Co., Ltd., confirming the Power Purchase and Sale Contract on Outbound Transmission to Provincial Grid Output (purchaser’s contract number: Yun Dian Nu Ying Gou Shou Dian He Tong [2009] No.17/Power Wheeling Party Contract number: YH2009003) is still valid and they will continue to perform such contract and to obtain the confirmation letter issued by Yunnan Nujiang Power Grid Co., Ltd., confirming that the Power Purchase and Sale Contract (contract number 2009003) is still valid and it will continue to perform such contract;

(3)	The Transferors shall deliver the list of all documents, vouchers and other materials of the Company to the Transferee, including, without limitation, the financial vouchers, accounting books, approvals, certificates, permits,

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customers information, all contracts and agreements signed by the Company, employees materials, etc.;
(4)	To provide the preliminary design report of the Hydroelectric Project and relevant approvals; and

(5)	To provide the overall completion acceptance report and relevant approvals.

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